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31495.01                                                         Exhibit 99.2.1

                                    AGREEMENT




     Agreement made this 7th day of August 1997 by and among L&L Foods, Inc., a Florida corporation having its principal place of business at 215 5th Street, Suite 108, Palm Beach 33401 ("L&L Foods"); Robert J. Deziel, Esq., an individual whose principal place of business is located at 239 South County Road, Palm Beach, Florida 33480 ("Deziel"); and the law firm of Bush Ross Gardner Warren & Rudy, P.A., whose address is 220 South Franklin Street, Tampa, Florida 33602 (the "Escrow Agent").

                             BACKGROUND INFORMATION

     Deziel filed a lis pendens against the shares of Shells Seafood Restaurants, Inc. ("Shells Seafood") owned by L&L Foods in connection with the lawsuit currently pending in the Circuit Court of the Fifteenth Judicial Circuit, in and for Palm Beach County, Florida (the "Court"), a civil action styled Robert E. Deziel v. L&L Foods, Inc., a Florida corporation; George Heaton; Linn Heaton and Lee Heaton, Case No. CL-97-005594-AO. The parties attempted to settle the litigation by entering into a Compromise and Settlement Agreement dated August 1, 1997, however the contingencies set forth in that agreement were not satisfied and that agreement, by its terms, is now null and void. While the parties are continuing their settlement negotiations, and without waiving any of their rights in the pending litigation, L&L Foods desires to sell a portion of the shares of Shells Seafood that it owns and Deziel agrees to permit the sale of a portion of the shares pursuant to the terms of this Agreement. Accordingly, the parties agree as follows:

                               OPERATIVE AGREEMENT

     1. Release of Lis Pendens. Deziel hereby partially releases the lis pendens that was filed on 129,600 shares of the common stock of Shells Seafood (the "Shares") in order to enable L&L Foods to immediately sell the Shares in accordance with the terms of this Agreement.

     2. Conditions to Release of Lis Pendens. Deziel agrees to release the lis pendens on the Shares provided that: (a) L&L Foods causes the Shares to be sold through Oppenheimer & Co. Inc. ("Oppenheimer"); and (b) L&L Foods irrevocably instructs Oppenheimer to deliver the proceeds from the sale of the Shares to the Escrow Agent to be held in escrow, pending an agreement by the parties to this Agreement as to the disposition of such proceeds or pursuant to an order of the Court, whichever occurs first.

     3. Release of Shares. L&L Foods and Deziel direct that the Escrow Agent deliver a certificate representing the Shares to Oppenheimer with instructions to deliver any shares represented by that certificate in excess of 129,600 to the Escrow Agent.

     4. Rights and Limitations upon Duty of the Escrow Agent.

     The Escrow Agent:

          a. shall be entitled to act upon any written certificate, statement, notice, demand, request, consent, agreement or other instrument, and to rely upon its due execution, the validity and effectiveness of its provisions, and the accuracy and completeness of any information therein contained, as long as the Escrow Agent shall in good faith believe the instrument to be genuine and to have been signed or presented by an authorized person;

          b. shall be entitled to request and receive from any party hereto such documents in addition to those provided for herein as the Escrow Agent may deem necessary to resolve any questions of fact involved in the provisions hereof;

          c. may, at the expense of the remaining parties hereto, consult independent counsel of its choice in respect to any question relating to its duties or responsibilities under this Agreement, and shall not be liable for any action taken or omitted in good faith on advice of such counsel;

          d. shall be under no obligation to advance any funds in connection with the maintenance or administration of this Agreement, to institute or defend any action, suit or legal proceeding in connection herewith, or to take any other action likely to involve the Escrow Agent in expense, unless first indemnified by the remaining parties hereto, or any of them, as the case may be, to the Escrow Agent's satisfaction;

          e. shall not be bound by any amendment to this Agreement or by any other agreement between the remaining parties hereto except such amendment or agreement as shall have been executed by the Escrow Agent;

          f. shall have only such duties and responsibilities as are expressly set forth in this Agreement, together with a general fiduciary duty of reasonable diligence in the performance of its obligations hereunder;

          g. may resign and be discharged from its duties hereunder at any time by giving notice of such resignation to the remaining parties hereto specifying a date when such resignation shall take effect (which date shall be no fewer than 15 days after the date of mailing or other delivery of such notice). Upon receipt of such notice, a successor escrow agent shall be appointed by the remaining parties hereto, such successor escrow agent to become Escrow Agent hereunder upon the resignation date specified in the subject notice. If the remaining parties are unable to agree upon a successor escrow agent within 15 days after the date of such notice, the Escrow Agent shall be entitled to appoint its own successor and shall continue to act in its fiduciary capacity until its successor accepts the escrow by written notice delivered to the parties hereto and takes possession of the escrowed assets. If the Escrow Agent is unable, despite the use of its best efforts, to obtain the services of a successor, it may petition a court of competent jurisdiction for an order effecting such an appointment or providing another remedy, and, pending entry, may deposit the escrowed assets in the court's registry;

          h. shall be indemnified and held harmless by each of the remaining parties hereto against any and all liabilities incurred by it hereunder, except for those resulting from the willful misconduct or gross negligence of the Escrow Agent;

     The parties hereto, other than the Escrow Agent may at any time agree to substitute a new escrow agent by giving notice thereof to the Escrow Agent then acting.

     5. Miscellaneous Provisions.

          a. Notices:

          All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be made by: (a) certified mail, return receipt requested; (b) Federal Express, Express Mail, or similar overnight delivery or courier service; or (c) delivery (in person or by facsimile or similar telecommunication transmission) to the party to whom it is to be given, to the address appearing elsewhere in this Agreement or to such other address as any party hereto may have designated by written notice forwarded to the other party in accordance with the provisions of this Section 5(a). Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 5(a) shall be deemed given at the time of receipt thereof.

          b. Binding Agreement; Non-Assignability:

          Each of the provisions and agreements herein contained shall be binding upon and enure to the benefit of the personal representatives, heirs, devisees, successors and assigns of the respective parties hereto; but none of the rights or obligations attaching to any party shall be assignable.

          c. Entire Agreement:

          This Agreement, and the other documents referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto.

          d. Severability:

          Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

          e. Headings:

          The headings of this Agreement are inserted for convenience and identification only, and are in no way intended to describe, interpret, define or limit the scope, extent or intent hereof.

          f. Application of Florida Law:

          This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida. Venue for all purposes shall be deemed to lie within Palm Beach County, Florida.

          g. Counterparts:

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          In witness whereof, the parties hereto have executed and delivered this Agreement the day and year first written above.



                                                       /s/ Robert E. Deziel
                                                       -------------------------
                                                           Robert E. Deziel




                                                       L&L Foods, Inc.



/s/ Lee Heaton                                         /s/ Lee Heaton
-----------------------------                          ------------------------
    Lee Heaton, Secretary                                 Lee Heaton,
                                                          Vice President


                                                       Escrow Agent

                                                       BUSH ROSS GARDNER WARREN
                                                        & RUDY, P.A.


                                                       By:/s/ John N. Giordano
                                                       ------------------------
                                                       Name:John N. Giordano
                                                       Title:Shareholder